PDI CONTACT:                                                                               INVESTOR CONTACTS:
Jeffrey E. Smith                                                                                  Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                                                                      Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                    (212) 838-3777
jesmith@pdi-inc.com                                                                        Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                              (310) 691-7100

PDI Names Veronica A. Lubatkin to Board of Directors

SADDLE RIVER, N.J. (November 19, 2008) – PDI, Inc. (NASDAQ: PDII), a pioneer in providing contract sales and commercial services to the biopharmaceutical industry, today announced the appointment of Veronica Lubatkin, CPA, 45, to the Company’s board of directors, effective November 18, 2008. Ms. Lubatkin’s appointment expands the number of board members to 11.

Ms. Lubatkin is Executive Vice President and Chief Financial Officer of Par Pharmaceutical Companies, Inc. and earlier served as Vice President, Controller.  Prior to this, she was Executive Director, Strategic Partnerships of Schering-Plough Corporation, responsible for the worldwide controllership and alliance management activities of the Merck Schering-Plough Cholesterol Joint Venture. During this time, Ms. Lubatkin worked closely with senior management as well as sales, marketing and finance teams around the globe on the launches of Vytorin and Zetia.

“We are delighted that Veronica has chosen to serve on our board of directors,” commented John P. Dugan, PDI’s chairman.  “Her financial expertise and experience garnered in the finance organizations of top pharmaceutical companies will be invaluable as we reestablish our leadership in contract sales and support services to this industry.”

Prior to joining Schering-Plough, Ms. Lubatkin was Finance Director for Neuman Distributors, Inc., formerly a $3 billion U.S. pharmaceutical wholesaler responsible for integration and due diligence processes. She began her career with Arthur Anderson in 1985.

Ms. Lubatkin earned a B.A. degree in Accounting from Pace University in 1985 and is a Certified Public Account.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

PDI currently operates in three business segments: Sales Services, Marketing Services and Product Commercialization.  Our sales services include Performance Sales Teams™, which are dedicated pharmaceutical sales force teams for specific customers; Select Access™, our targeted sales solution that leverages an existing sales force and infrastructure; and PDI ON DEMAND, a suite of innovative sales services that provide rapid, customized sales force solutions tailored to meet the local, regional and seasonal needs of our customers.  Our marketing services include marketing research and consulting services through TVG, and medical communications services through Pharmakon.  In addition, PDI is a high-quality provider of continuing medical education programs through Vital Issues in Medicine (VIM®).  Our product commercialization solutions leverage our considerable sales and marketing expertise to manage products throughout their lifecycles, enabling us to maximize profitable brand growth.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to fund and successfully implement PDI’s long-term strategic plan; the ability to successfully develop product commercialization opportunities; PDI’s ability to generate sufficient revenue from product commercialization opportunities that PDI pursues to offset the costs and expenses associated with implementing and maintaining these types of programs; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in PDI’s industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2007, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.